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                                                                    EXHIBIT 99.1

For Immediate Release              Contact: Mark Romig (504) 581-7191, ext. 211
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                              JCC HOLDING ANNOUNCES
                         STIPULATION SIGNED IN DELAWARE
                                 CHANCERY COURT

     NEW ORLEANS - April 16, 2002 - JCC Holding Company, owner of Harrah's New Orleans Casino, today announced the signing of a Stipulation and Order by the Delaware Court of Chancery in the action filed by Harrah's Entertainment, Inc. on March 15, 2002, reflecting the agreement of JCC Holding and Harrah's regarding certain matters, pending resolution of the Delaware action.

     Under the agreed Stipulation and Order, JCC Holding will adjourn its annual meeting scheduled to take place on April 25, 2002 in New Orleans until May 24, 2002, and has also agreed to adjourn the May 24, 2002 meeting until June 4, 2002, pending resolution of the Delaware action. Each of the reconvened meetings shall begin at 9 a.m. Central Daylight Time at the Mansion Room of the New Orleans Casino, the original location of the April 25th meeting. The Stipulation and Order, however, does not change the record date for the annual meeting of March 8, 2002. The adjournment of the annual meeting until June is to accommodate the trial set for the Delaware litigation between Harrah's and JCC Holding. In addition, JCC Holding has agreed to provide advance notice to Harrah's for certain extraordinary actions in the event they are taken by JCC Holding.

     The Delaware action seeks to place Harrah's nominee, Dr. Charles C. Teamer, on the ballot for election to the board of directors and in the related proxy statement filed by JCC on March 15, 2001. JCC Holding considers the Delaware action as an inappropriate attempt to circumvent its charter and bylaws and its plan of reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana and consummated on March 29, 2001.

     JCC Holding's wholly owned subsidiary, Jazz Casino Company, LLC, has the exclusive license to own and operate the only land-based casino in Orleans Parish, Louisiana. Harrah's New Orleans Management Company, a subsidiary of Harrah's Entertainment, Inc., is the manager of the casino. The 100,000 square foot casino is located at Canal Street at the Mississippi River in downtown New Orleans, is adjacent to the French Quarter, the Aquarium of the Americas and the Ernest N. Morial Convention Center.

     Statements in this press release that are not historical fact are forward-looking statements made pursuant to the safe-harbor provision of the Private Securities Litigation Reform Act of 1995. Future performance involves numerous risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements as a result of the outcome of the litigation in the Delaware Court of Chancery and other factors that are contained in documents the Company files with the U.S. Securities and Exchange Commission. Readers are encouraged to refer to these reports.

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